EXHIBIT 10.32

[***] – Indicates confidential information. Confidential treatment requested under Rule 24b-2.

Portion omitted filed separately with the Securities and Exchange Commission.

YOPLAIT MANUFACTURING AND

DISTRIBUTION LICENSE AGREEMENT

Between the undersigned:

Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires – SODIMA-Union de Coopératives Agricoles, previously named Société de Diffusion de Marques – SODIMA - a union of agricultural cooperatives under French law, with variable capital, registered under N° 1274 N, with its registered offices at 170bis, Boulevard du Montparnasse, Paris 14°, France

hereinafter referred to as “SODIMA”

on the one hand, and

General Mills, Inc. a Delaware corporation, with principal Executives Offices at 9200 Wayzata Boulevard, Minneapolis, Minnesota 55440, U.S.A.

hereinafter referred to as “the Licensee” on the other hand.

For purposes of this Agreement, Licensee shall include General Mills, Inc. and all of its more than 50% - owned or controlled (directly or indirectly) domestic subsidiaries for which General Mills, Inc. shall guarantee the full performance of the terms and conditions of this Agreement.

WHEREAS:

A.

SODIMA has developed and may continue to develop manufacturing processes, formulas and techniques, methods of merchandising and promotion, distinctive shapes of containers and packaging, and advertising and promotional materials (hereinafter sometimes collectively referred to as the “SODIMA know-how”), relating to [***] (“the Products, the further definition and main types of which are listed in Exhibit A hereto, which Exhibit forms an integral part of this Agreement), which are produced and distributed under the “YOPLAIT” Trademark, presently registered in the United States of

America (“United States”) or other trademarks pertaining to the YOPLAIT line registered or in the process of registration in the United States for the Products listed in Exhibit B hereto (collectively, the “Trademarks” – Exhibit B forms an integral part of this Agreement), which have attained a favorable reputation and extensive goodwill outside the United States; and

B.

SODIMA proposes to grant to the Licensee and the Licensee wishes to acquire, a license for the manufacture and distribution of the Products (as hereinafter defined) using the aforementioned SODIMA know-how, promotional information and Trademarks, upon the terms and conditions hereinafter set forth, in all of the United States and its territories and possessions, excluding Puerto Rico (hereinafter called the “Territory”).

NOW, THEREFORE, on the basis of the foregoing recitals and the mutual agreements hereinafter set forth, the parties agree as follows:

I – Grant of License

I.1	SODIMA hereby grants to the Licensee, on the terms and conditions set forth in this Agreement, a License:

a)	to manufacture, in the Territory, and only in the Territory, the Products under the Trademarks;

b)	to distribute and sell, in the Territory, and only in the Territory, the Products under the Trademarks;

c)

to use, in the Territory, and only in the Territory, for the foregoing purposes, the manufacturing processes, formulas and techniques, methods of production, quality control, methods of merchandising and promotion, the Trademarks, any copyrights and patents owned by SODIMA in the United States, product names, distinctive shapes of containers and packaging, advertising and promotional materials, which have been or may hereafter be developed, by or for SODIMA and made available to the Licensee in accordance with the terms of this Agreement for use in connection with the manufacture and sale of the Products.

I.2

The License granted pursuant hereto shall be an exclusive license, even as to SODIMA, within the Territory so long as this Agreement shall remain in effect. SODIMA also agrees that so long as this Agreement shall remain in effect it will not grant to any other party any license under the Trademarks for any product and/or service in the Territory, which latter obligation shall extend to any trademarks now in existence or any new or modified trademarks of the Yoplait line which SODIMA may from time to time adopt as provided for in paragraph VI.9 for the Products as well as any trademarks in the Territory which incorporate “YO” or “YOP” as an element thereof. SODIMA warrants that it has the right to grant the licenses hereunder in accordance with paragraphs I.1 and I.2 including the process, products improvements and other know-how specified in paragraph I.1a), b) and c) and other paragraphs originated and owned or to be originated by SODIMA’s corporate or cooperative members and their corporate or cooperative manufacturing members. SODIMA also warrants that trademarks for the YOPLAIT line with respect to the Products originated and owned or to be originated by SODIMA’s corporate or cooperative members and their corporate or cooperative manufacturing members will not be licensed by such members to any third party in the Territory.

II. - License Fee and Royalties

II.1	License Fee

As consideration for the initial disclosure of know-how in accordance with paragraph III.1 and the initial technical assistance in accordance with paragraphs III.2, III.3 and III.4 by SODIMA, the Licensee shall pay SODIMA [***] United States dollars as follows:

a)	[***]; and

b)	[***].

Such payments are to be made in Paris in such manner as SODIMA shall specify. The effective date of this Agreement means the date when Licensee acquires (by purchase or otherwise) the last of the rights in connection with the Products previously granted by SODIMA within parts of the Territory to Summit Foods Company and Michigan Cottage Cheese, Inc. For purposes of this definition of effective date, acquire shall include any reversion of such previously granted rights to SODIMA. Upon being acquired, such rights shall then be cancelled and superseded by the rights granted herein and the parties agree that this Agreement shall become effective only if all of the said previously granted rights are acquired as aforesaid within a period of three (3) months after the date of execution of this Agreement; provided, however, that if Licensee is diligently attempting to complete the acquisition of said previously granted rights SODIMA agrees to extend such time period for an additional three (3) months. SODIMA agrees that it will not withhold approval of the assignment or transfer to Licensee of the rights previously granted to Summit Foods Company and Michigan Cottage Cheese, and SODIMA also warrants that except for the said grants, no rights under the licensed subject matter herein have been granted to any other party in the Territory. SODIMA agrees that upon the effective date of this Agreement the License fee payments to be made by Licensee under this paragraph II.1 supersede and cancel any such license (or franchise) fee payment obligation of Summit Foods Company under agreements between SODIMA and Summit Foods Company.

II.2	Royalty

As further consideration for this Agreement, Licensee agrees to pay to SODIMA a royalty in United States dollars on the Licensee’s Gross Revenues as hereinafter defined from sales of the Products, which will be calculated as follows:

[***]. Thereafter, the royalties shall be calculated in accordance with the following schedule on an annualized fiscal year basis:

Gross Revenues Per Fiscal Year In United States Dollars	Royalty Rate Percent (%) of Gross Revenues

[***]	[***]

Fiscal year shall mean the period from June 1 in any one calendar year to May 31 in the next calendar year. The first such full fiscal year shall commence on June 1, 1978. Fiscal quarter shall mean the three calendar month periods commencing on June 1, September 1, December 1 and March 1 of each fiscal year.

The royalty shall be payable to SODIMA in Paris within 30 days after the end of each fiscal quarter during the term of the Agreement.

II.3

“Gross Revenues” means the gross sales price invoiced by Licensee to purchasers of the Products minus any credits or allowances given as a result of return of such Products, any quantity discounts allowed (but not promotional allowances), and any applicable sales or use taxes.

II.4

The Licensee shall furnish to SODIMA monthly statistics reflecting the Licensee’s total sales of the Products in units, and quarterly reports of Gross Revenues. Such statistics shall be furnished not later than twenty (20) days after the end of the calendar month in which such sales were made and such reports shall be furnished not later than thirty (30) days after the end of the fiscal quarter in which such sales were made.

The Licensee shall keep true and accurate accounts and records of all sales of the Products, and such accounts and records shall be available for inspection by SODIMA, its authorized agents or representatives, at all times during normal business hours, provided that such SODIMA agents or representatives shall first have to be approved by Licensee (such approval not the be unreasonably withheld).

II.5

In the event Licensee is required by the United States Government or requested by SODIMA to pay on SODIMA’s behalf any withholding taxes imposed by the United States governmental authorities on royalty income to SODIMA hereunder, Licensee shall deduct the amounts so paid from the royalties due to SODIMA and Licensee shall provide SODIMA with the appropriate receipt for the payments of such taxes. In the event of a significant change in the United States tax laws affecting royalty income to SODIMA to SODIMA’s detriment, the parties shall renegotiate in good faith the royalty rates provided for herein; provided, however, that any such renegotiated royalty rates shall not have a material adverse effect on either of the parties.

SODIMA agrees to be responsible for any other taxes which may become due and payable by SODIMA in regard to any sums received hereunder by SODIMA and accordingly, SODIMA indemnifies and holds Licensee harmless from the payment of any such taxes.

II.6

To the extent permitted by applicable law, any amount not paid when due by the Licensee hereunder shall bear interest at the official discount rate of the Bank of France in effect on the date payment was due.

In the event that, by reason of applicable law or regulations relating to exchange controls, the Licensee shall be unable to pay the amounts due under Article II herein in France, said amounts shall be paid to an account designated by SODIMA with a bank in the United States and shall constitute payment of such amounts. The Licensee shall instruct such bank to advise SODIMA promptly of the credit.

III – Undertakings of SODIMA

III.1

Throughout the term of this Agreement, and subject to the provisions of paragraph III.4 hereof, SODIMA shall furnish and communicate to Licensee the SODIMA know-how and requisite information with respect to the manufacturing processes, formulas, techniques and merchandising, and promotion methods for the Products covered by the License granted hereunder.

III.2	Subject to the provisions of paragraph III.4 hereof, SODIMA shall furnish all technical assistance to the Licensee necessary for manufacture of the Products including:

a)	assistance in the selection and installation of equipment and machinery;

b)	assistance in the planning, start-up, adjustment and control of manufacturing operations;

c)	assistance in the determination of initial quantities and available sources of supply for raw materials and packaging materials;

d)	assistance in the establishment and implementation of quality control with respect to raw materials, packaging and finished products;

e)	assistance in the development of improved productivity and profitability;

f)	assistance in the development of the Products and in their adaptation to applicable laws and regulations and to consumer tastes;

g)	analysis of personnel functions, definition of personnel profiles and training of the head of manufacturing operations of the Licensee; and

h)	after the commencement of operations, continuing assistance in connection with quality control, the training of key personnel, and the procurement of raw materials.

III.3

Subject to the provisions of paragraph III.4 hereof, throughout the term of this Agreement, SODIMA shall furnish technical assistance to the Licensee in connection with the merchandising and promotion of the Products in the Territory including the following:

a)	assistance in the development and application of sales techniques;

b)	assistance in preparing and conducting market studies;

c)	assistance in the development of plans for advertising, promotion and sales operations and organization of distribution and delivery systems;

d)	assistance in the selection and investigation of sales outlets;

e)	assistance in the analysis of and the determination of such adjustments as may be required;

f)	a study of personnel functions, the definition of personnel profiles and the training of the head of sales operations of the Licensee; and

g)	continuing assistance in the merchandising and promotion techniques after the commencement of production.

III.4

The assistance to be provided by SODIMA pursuant to paragraphs III.1, III.2 and III.3 hereof shall be carried out at such time and in such manner as SODIMA shall reasonably determine and during the start-up period, such assistance shall be provided as necessary to meet the needs of Licensee in achieving the start-up of production and marketing of the Products under the schedule of Exhibit C (which Exhibit forms an integral part of this Agreement).

SODIMA shall assign two fully qualified technical representatives (one in the production field and one in the marketing field) to coordinate the providing of assistance to the Licensee in achieving the start-up production and marketing of the Products under the schedule of Exhibit C hereto. These representatives will be made available according to the judgment of SODIMA to meet all reasonable requests of the Licensee in achieving such start-up of production and marketing provided however, that such technical representatives will devote 80% of their working time (holidays deducted) to such assistance, unless the parties from time to time mutually agree in good faith that some lesser % is needed by Licensee or unless SODIMA is prevented for unforeseen reasons from supplying the full 80%.

Such representatives shall respectively have a background in the production and marketing of the Products and shall be reasonably fluent in the English language. SODIMA shall also provide such other necessary assistance by its qualified personnel during the start-up period as shall be reasonably determined by mutual agreement between SODIMA and Licensee to be necessary to meet the needs of Licensee in achieving the start-up of production and marketing of the Products under the schedule of Exhibit C hereto.

III.5

SODIMA shall bear the expenses of furnishing the assistance to be provided by it pursuant to paragraphs III.1, III.2, and III.3 and III.4 hereof insofar as they relate to the cost (including salary, travel and temporary living costs) of qualified personnel of SODIMA; the cost of documentation and written materials furnished by SODIMA; and the cost of any raw materials and packaging of the Products consumed or used in reasonable quantities in connection with such technical assistance in any of the pilot plants of SODIMA and its affiliated companies. All other costs of such technical assistance, including salary, travel and temporary living costs of the Licensee’s employees, and the use of packagings, materials and equipment at the Licensee’s plant, shall be borne by the Licensee.

III.6

SODIMA shall provide further assistance in connection with the License granted hereunder from time to time upon the request of the Licensee, at the times and to the extent that SODIMA shall reasonably determine to be practicable.

For this purpose, the Licensee shall bear the cost of such extra assistance which will be based on a mutually agreed upon cost per day. In addition, such expenses as travel and temporary living costs of personnel providing the extra assistance shall be borne by the Licensee.

III.7

Subject to the other provisions in this Agreement including the provisions of paragraph VI.3, nothing contained in this Agreement shall be deemed to obligate SODIMA to furnish to the Licensee any advice, technical assistance or information of any kind whatsoever, other than that which SODIMA shall reasonably be able to furnish on the basis of its know-how in the manufacture and sale of Products, and SODIMA shall not be liable to the Licensee for any loss, damage or expense of any nature suffered or incurred by the Licensee as a result or consequence of advice, technical assistance or information furnished to it by SODIMA in good faith and without serious negligence to be proved by Licensee.

IV – Undertakings of the Licensee

IV.1

The Licensee accepts the License granted herein on the terms and conditions set forth in this Agreement and acknowledges that the rights and privileges granted hereunder are to be used only to the extent, for the purposes and in the manner herein set forth.

The Licensee undertakes:

a)

To commence production and marketing of the Products in the Territory as soon as reasonably possible and in any event, to commence such production and marketing of the Products in the Territory at least in accordance with the schedule annexed hereto as Exhibit C, unless Licensee demonstrates diligence in attempting to follow the schedule but for valid business reasons has been unable to adhere to the same, such reasons including economic conditions, competitive situation, strategic changes, unforeseen events and the like. Licensee will keep SODIMA appraised of the status of plans in regard to the schedule.

b)	To promote sales of, and to use its best efforts to increase demand for, the Products in the Territory by making the Products available and be positioned as quality products.

c)	To keep SODIMA informed on a regular and continuing basis of the Licensee’s activities in manufacturing and marketing the Products.

IV.2

The Licensee will not engage directly or indirectly in any activity which constitutes an infringement, appropriation, copying or imitation of any of the distinctive packaging, Trademarks or trade names provided by SODIMA hereunder or which otherwise injures the value of SODIMA’s interest therein. For a period of five years from the effective date of the Agreement, the Licensee will not without the prior written consent of SODIMA, manufacture, distribute or sell products identical or substantially similar to the Products, provided that direct sales by Licensee’s restaurants to their customers or direct sales through Licensee’s vending machines are excluded from the latter commitment. [***].

IV.3

The Licensee undertakes to comply at all times with all applicable laws and regulations in connection with the manufacture, distribution, sale and promotion of the Products and to be responsible in case of failure to comply with such laws and regulations for SODIMA’s assistance (see paragraph III.2).

IV.4

The Licensee shall keep confidential and shall not cause or permit the disclosure of the processes, formulas, techniques, and methods, and customer and marketing information, furnished to it by SODIMA to any person other than those whose duties require possession of such information.

Said confidentiality requirement shall not apply to any information which Licensee can show (a) was in the possession of Licensee prior to receipt of any disclosure to it pursuant to this Agreement and not heretofore directly or indirectly derived from SODIMA, or (b) is or becomes without disclosure by Licensee part of the public knowledge or literature, or (c) otherwise lawfully becomes available to Licensee without restriction or disclosure by Licensee, from sources other than SODIMA, which sources did not acquire such information directly from SODIMA.

IV.5

The Licensee shall make every reasonable effort to employ as key people in connection with the manufacture and sale of the Products personnel fully qualified to perform the responsibilities of their positions. SODIMA will assist Licensee in this regard by furnishing advice as to the qualifications of such key personnel.

The Licensee undertakes to send at its own expense its key people to one YOPLAIT plant selected by SODIMA during a period of time selected by mutual consent in the event that both Licensee’s and SODIMA’s technical representatives deem it reasonably necessary.

IV.6

The choice of packaging, graphics and designs on, with respect to the Products must be provided to SODIMA in the United States, or if so instructed to SODIMA in Paris for approval (which approval shall not be unreasonably withheld) before any production or distribution of the Products hereunder. With respect to minor changes in such packaging, graphics and designs, SODIMA will have three (3) business days after the reception of such materials in the United States to give its approval or refusal (which approval shall not be unreasonably withheld). If SODIMA shall not have responded within this three-day period, SODIMA’s approval will be deemed to have been given for the submitted materials.

V – Improvements and New Products

V.1

The term “new product or process” shall mean any product or process (including packaging and equipment) within the scope of the Products and the SODIMA know-how licensed hereunder, the development of which would not be obvious to a person, skilled in the art, who is thoroughly familiar with SODIMA’s techniques. In regard to the formulas of new products, it shall be clearly demonstrable that the same have peculiarity and originality over the SODIMA formulas through the inventive efforts of the person or persons developing such new product formulas where such person or persons shall have used the SODIMA formulas as a starting point, provided that any such new product or process developed by Licensee shall not be known by SODIMA-members (hereinafter defined) or shall not have already been developed by SODIMA-members at the time Licensee made such new product or process, the burden of proof in this respect always residing in SODIMA-members. Licensee shall have the burden of proving when such new product or process was made by Licensee.

For purposes of this Agreement, the term “obvious” shall be construed according to the Patent Laws of the United States.

V.2

Any innovation or change which does not meet the requirements of paragraph V.1 for new product or process shall be termed an “improvement” and therefore shall not be deemed a new product or process for purposes of this Agreement for example any product within the scope of the Products licensed hereunder, of which the profitability, the quality or characteristics, including the form of presentation and conservation of the product (liquid, gaseous, solid, ice, etc.) shall merely have been improved or modified, whether by modification of the percentage of ingredients, or by the mere addition or deletion of any element, shall not be deemed a “new product”, regardless of the process or means used.

V.3

SODIMA shall grant to the Licensee all the rights and privileges described in this Agreement with respect to any of its new products or processes and to each improvement in any of the Products made or developed by SODIMA.

V.4

SODIMA shall have the right, from time to time upon reasonable written notice to the Licensee, to request Licensee to add products within the scope of the Products already developed by SODIMA or which SODIMA may develop during the course of this Agreement to the Products. Licensee shall have the right, however, to decline to produce such products if Licensee deems it economically inadvisable to do so. The parties may, however, agree to conduct test marketing for any such product and if such test marketing demonstrates sufficient market potential including economic feasibility, Licensee cannot decline to produce such product. Expenses for any such test marketing shall be shared equally between Licensee and SODIMA.

V.5	SODIMA shall provide technical assistance to the Licensee in the manner contemplated in Article III of this Agreement with respect to all such improvements and new products and processes.

V.6	a)

The Licensee shall promptly communicate to SODIMA and hereby grants to SODIMA and its cooperative and corporate members and their cooperative and corporate manufacturing members (hereafter SODIMA members) the non-exclusive, irrevocable, right to use, manufacture and sell, including the right to grant sublicenses without any restriction as to Territory (with the exception of Licensee’s Territory) during the term of this Agreement and subject to the provisions of paragraphs V.7 (a) and V.7 (d)) or field of application within the scope of the Products and SODIMA know-how licensed hereunder, all new products and processes, as well as all improvements which the Licensee may develop in any of the Products or in connection with the manufacturing and distribution thereof. The rights granted hereunder in respect of improvements shall be royalty-free. The rights granted hereunder to SODIMA members in respect to new products and processes shall be royalty-free provided however that such new products are manufactured in France and that such new processes are carried out in France.

b)

Licensee agrees that the right to grant sublicenses under Licensee’s new products and processes as defined in paragraphs V.1 and V.2 hereinabove to licensees or franchisees of SODIMA-members resides in SODIMA-members and Licensee will not undertake to grant licenses under Licensee’s new products and processes to such licensees and franchisees of SODIMA-members. SODIMA-members agree that the sublicensing of the new products and processes of Licensee to the licensees and franchisees of SODIMA-members is conditioned on the receiving of the prior agreement or approval as set forth herein below of Licensee.

With respect to receiving the prior agreement of Licensee, SODIMA members and Licensee agree to negotiate in good faith concerning the payment of a lump-sum for the use of Licensee’s new products or processes by any or all of the licensees or franchisees of SODIMA-members; if any such agreement is consumated, then SODIMA-members will not be required to share any further royalties, lump-sum payments or both with Licensee, from any of its licensees or franchisees for the new product or process covered by such agreement. With respect to receiving the prior approval of Licensee for a sublicense for the new products or processes of Licensee, SODIMA-members agree to provide Licensee in writing with the names of the proposed licensees or franchisees to be sublicensed and the countries in which such sublicense would be effective and Licensee shall have the right to approve or disapprove any such sublicense, provided however, that the Licensee’s approval will not be unreasonably withheld. On further regard to such sublicenses, SODIMA-members agree to use their best efforts to obtain from the licensees and franchisees of SODIMA-members royalties or lump-sum payments or both under any such sublicense consistent with the royalties and lump-sum payments received or being received by SODIMA-members under existing agreements with the respective licensees or franchisees. It is hereby agreed and understood that SODIMA-members shall at their absolute discretion have the right to determine whether they will use the rights granted under this paragraph V.6, particularly as regards the right to grant sublicenses for the manufacture, sale and use of new products and processes as defined in paragraph V.1.

V.7.	a)

Any process or product developed or improved by the Licensee within the scope of the Products and the SODIMA know-how licensed hereunder, except new products or processes described in paragraphs V.1 and V.2 hereinabove, shall be subject to the terms and conditions of this Agreement in the same manner and to the same extent as any other process and Products under this Agreement.

b)

New products and processes described in paragraphs V.1 and V.2 developed by the Licensee shall belong to the Licensee and the Licensee shall be free to patent them, subject to the provisions of paragraphs IV.2, IV.4, V.6, V.7 (a) and VI.1.

c)

New products and processes described in paragraphs V.1 and V.2 developed by the Licensee may be marketed freely by the Licensee subject to the provisions of paragraphs IV.2, IV.4, V.6, V.7 (a) and VI.1. The conditions for any use of the Trademarks and the availability of any SODIMA technical assistance, with regard to any new products described in this subparagraph V.7 (c), shall be negotiated in good faith between the parties.

d)

To the extent that SODIMA-members receive royalties or lump-sum payments or both under sublicenses for new products and processes granted in accordance with paragraph V.6 (b), Licensee shall be entitled to share in said royalties and lump-sum payments, the share of which will be negotiated in good faith between SODIMA and Licensee, provided, however, that in the absence of factors indicating some other division, Licensee shall receive one-half (1/2) of such royalties and/or lump-sum payments. No royalties shall be payable by SODIMA-members to Licensee under any such sublicense after expiration of the patent covering such new product or process.

V.8.

SODIMA-members shall keep confidential and shall require its or their sublicensees to keep confidential the new products and processes and improvements of Licensee furnished to them hereunder by Licensee (hereinafter the “Licensee information”). Additionally, SODIMA-members and said sublicensees shall not cause or permit the disclosure of the Licensee information to any person other than those whose duties required possession of such information.

Said confidentiality requirement shall not apply to any information which SODIMA-members and its or their sublicensees (hereinafter collectively “SODIMA-sublicensees”) can show (a) was in the possession of SODIMA-sublicensees prior to receipt of the disclosure of the Licensee information to them hereinunder, or (b) is or becomes without disclosure by SODIMA-sublicensees part of the public knowledge or literature, or (c) becomes available to SODIMA-sublicensees without restriction or disclosure by SODIMA-sublicensees, from sources other than Licensee, which sources did not acquire such information directly from Licensee.

The confidentiality provisions of this paragraph V.8 and paragraph IV.4 shall apply while this Agreement remains in effect and for a period of five (5) years after termination hereof.

V.9

Licensee agrees that SODIMA-members and their licensees or franchisees may use Licensee’s promotional ideas and creative ideas in advertising, provided that Licensee has no valid business or legal reason for withholding the use of same. SODIMA-members and their licensees or franchisees shall not have the right to use Licensee’s specific advertising and promotional materials and copy unless Licensee gives its prior written consent for such use. Extra copies of Licensee’s advertisements and promotional materials will be provided at cost to SODIMA-members at their request, provided that such copies are available.

IV- Industrial Property

VI.1

The Licensee and SODIMA shall use their best efforts to protect and preserve the exclusive and distinctive character of any of the Products, processes, formulas, techniques, methods, patents, design registrations, copyrights, Trademarks, or similar rights covered by this Agreement.

The Licensee shall inform SODIMA within a reasonable period of time of any applications for patents, design registrations, copyrights, trademarks, or similar rights made by it, with respect to any of the Products, processes, formulas, techniques and methods or any design, advertising material, name, mark or symbol obtained by it from SODIMA or used by it in connection with its business activities pursuant to this Agreement, it being understood that the Licensee shall have to obtain the prior written consent of SODIMA where a patent specification or similar title to be obtained includes proprietary, confidential information given to the Licensee by SODIMA.

VI.2	The Licensee shall promptly notify SODIMA in writing of:

a)

Any suit or proceeding brought or threatened against the Licensee or SODIMA in the Territory claiming infringement of another’s trademark, tradename, patent, design patent, copyright or other similar right, and

b)	any infringement or other unauthorized use in the Territory by any other person of any of the Trademarks or any tradename,

patent, design patent, copyright or other similar right of SODIMA licensed hereunder.

VI.3

Subject to paragraph VI.2 (a) in the event that Licensee is held liable as an infringer of a third party’s trademark, copyright or patent by reason of the use of the Trademarks or SODIMA’s promotional material or the SODIMA know-how as licensed herein, SODIMA agrees to indemnify Licensee against and save Licensee harmless from the damages payable by Licensee to such third party pursuant to a voluntary settlement or a judgment or arbitration award in such third party’s favor and provided that whether held liable or not SODIMA shall bear, or reimburse Licensee for,all legal and counsel fees and expenses (not including house counsel or internal costs).

VI.4

SODIMA shall have the option to undertake and conduct the defense of any suit so brought as covered by the provisions of paragraph VI.3 and no settlement of any such claim or suit is to be made without the prior written consent of both SODIMA and Licensee, which consent will not be unreasonably withheld.

VI.5

Licensee shall, upon SODIMA’s request and expense, protect SODIMA’s rights as set forth in paragraph VI.2 (b) in the Territory against any infringement or other unauthorized use, by instituting and prosecuting judicial proceedings or otherwise, as appropriate.

SODIMA shall be entitled, at its request, and at its own expense, to conduct any such proceedings. Should Licensee request SODIMA to initiate, or to authorize Licensee to initiate at SODIMA’s expense, legal proceedings to protect SODIMA’s rights in the Territory against infringement or any other unauthorized use, SODIMA may not unreasonably withhold such action or authorization, provided that should SODIMA authorize Licensee to conduct such proceedings, SODIMA shall be entitled to participate in any such proceedings.

VI.6

The proceeds from any successful infringement suits or proceedings in connection with matters covered in paragraph VI.5 shall be shared equally as between SODIMA and Licensee after the deduction therefrom of any and all expenses incurred by SODIMA and Licensee in connection therewith and provided, further, that neither Licensee nor SODIMA shall settle any claims in connection with the matter covered in paragraph VI.5 without the prior written consent of the other party, which consent will not be unreasonably withheld.

VI.7	a)

SODIMA warrants that the Trademarks granted to the Licensee pursuant hereto are SODIMA’s property and that SODIMA has the right to grant the licenses provided for herein and that the YOPLAIT Trademark is presently in effect in the United States. SODIMA undertakes to do its best to maintain in effect the YOPLAIT Trademark in the United States during the term of the present Agreement as well as the other Trademarks pertaining to the YOPLAIT line which are now registered or will subsequently be registered in the United States for the Products, provided however, that such Trademarks are used by the Licensee.

b)

Should any of the Trademarks, the YOPLAIT Trademark excepted, be declared invalid or cancelled by applicable law or as a result of any action initiated by third parties or otherwise, Licensee agrees that such declaration shall not effect this Agreement or any provisions therein and Licensee shall not be entitled to any compensation or damages or reimbursement in regard to any sums already paid or to be paid to SODIMA.

However, should the YOPLAIT Trademark be declared invalid or cancelled by applicable law or as a result of any action initiated by third parties or otherwise, the parties will renegotiate in good faith to lower the royalty rate, provided hereunder with respect exclusively to the Products sold under the YOPLAIT Trademark, it being understood that Licensee shall not be entitled to any compensation or damages or reimbursement in regard to any sums already paid or to be paid to SODIMA.

VI.8

The Licensee shall not use any of the Trademarks in connection with any other trademark or tradename not owned by SODIMA (with the exception of the business name of Licensee) and shall not use any of the Trademarks as corporate titles.

VI.9

Any new trademarks or modified trademarks pertaining to the YOPLAIT Line which SODIMA shall adopt for use in connection with the Products shall be offered to Licensee by mutual consent (which consent will not be unreasonably withheld) and all such new or modified trademarks shall be deemed to be licensed hereunder and subject to all the provisions hereof, it being understood that SODIMA shall have the exclusive right to register such new trademarks and modified trademarks in the United States.

VI.10	All uses of the Trademarks by the Licensee shall inure to the benefit of SODIMA, its successors and assigns.

VI.11

SODIMA shall promptly notify Licensee in writing of any suits or proceeding brought or threatened against SODIMA in the Territory claiming misuse by Licensee of the Trademarks or SODIMA’s patents or copyrights. In the event that SODIMA is held liable in any such suit, Licensee agrees to indemnify SODIMA against and save SODIMA harmless from the damages payable by SODIMA to such third party pursuant to a voluntary settlement or a judgment or arbitration award in such third party’s favor and provided that whether held liable or not Licensee shall bear, or reimburse SODIMA for, all legal and counsel fees and expenses (not including house counsel or internal costs). Licensee shall have the option to undertake and conduct the defense of any suit so brought as covered by the provisions of this paragraph VI.11 and no settlement of any such claim or suit is to be made without the prior written consent of both Licensee and SODIMA which consent will not be unreasonably withheld.

VII – Advertising

VII.1

The Licensee shall be entitled to the use in the promotion, sale and distribution of the Products in the Territory, of all written, visual or audiovisual promotional material furnished to it by or on behalf of SODIMA for that purpose, including photoplates, type, bromide papers, matrices, films and other materials intended for the reproduction of the Trademarks on any supporting material.

However, Licensee will bear the expenses due to any alterations or additions to the materials described above which may be necessary for their use by Licensee.

All uses made by the Licensee of such materials shall conform to SODIMA’s “YOPLAIT TRADEMARK IMAGE – GRAPHICS AND TRADEMARKS STANDARDS” (a copy of which is attached hereto as Exhibit D, which Exhibit forms an integral part of this Agreement), provided that such IMAGE AND STANDARDS are not in conflict with United States laws and regulations. All such materials shall remain the property of SODIMA and shall be returned to SODIMA upon its request by registered, insured mail, return receipt requested. The Licensee shall be responsible for any loss, theft, or damage to or deterioration of such materials given to it by SODIMA and shall reimburse SODIMA for all expenses which SODIMA may incur, in France or elsewhere, in recovering, reconstituting or replacing such material.

VII.2	a)	SODIMA shall give the Licensee its advice on the selection of the advertising agency for the Products and as to the quality of the advertising and promotional material for the Products.

b)

Licensee shall not engage in any advertising or promotional activities detrimental or counter to the general policy of SODIMA, defined as the freshness, natural quality and image of the Products, provided that such policy is not counter to the laws and regulations of the United States.

VIII – Working Procedures

Every six months, there will be a meeting at the place of business of Licensee between SODIMA and Licensee in order to discuss the major points regarding the carrying out of the business under this Agreement. SODIMA shall keep minutes of such working meeting between the parties, and shall send a copy of such minutes to the Licensee, who shall be deemed to have approve such minutes unless it shall have notified SODIMA in writing of its exception within fifteen (15) days after receipt by it of such copy.

IX – Quality Control

IX.1

It is recognized and understood by the parties hereto that for the purpose of protecting their mutual interest in their good will and reputation in the United States and abroad, of the business, the Products, the Trademarks and the methods, processes, formulas and techniques and similar rights covered by this Agreement, as well as for the protection of all other persons who may be or become franchisees or licensees of SODIMA with respect to the Products, or any of them, substantial uniformity in the quality and nature of the Products and in operations under this License, and observance of appropriate standards and rules, are necessary. The Licensee therefore undertakes:

a)	That in the manufacture of the Products it will procure and use cultures from SODIMA or from sources approved in writing by SODIMA, and such approval shall not be unreasonably withheld;

b)

That in the manufacture of the Products, it will use only materials, ingredients, packaging and accessories of such quality, designing, standard and composition as are currently approved in writing by SODIMA (so long as they are competitive as to cost and quality) and will comply with the standards of manufacture, processing, packaging and distribution which may be reasonably prescribed by SODIMA from time to time.

However, SODIMA, on Licensee’s request may grant in writing some particular conditions to take into consideration the uniqueness of the United States market.

c)

That SODIMA shall have the right to visit the manufacturing plant and control laboratory for the Products of the Licensee from time to time, at all reasonable business hours, to inspect the premises and equipment of the Licensee, to inspect, test and obtain samples of the Products and raw materials, ingredients and packaging materials relating thereto, to observe the manner of operation of the Licensee’s establishment for the production of the Products, and to cause its duly authorized agents or representatives to carry out any of the foregoing. The cost of a reasonable number of such samples shall be borne by Licensee, provided that said samples are needed by SODIMA to determine whether or not the Products produced by Licensee meet the quality standards set forth herein and provided further that SODIMA agrees to report to Licensee results of inspections and analyses of said samples including the giving of advice to Licensee on any suggested changes to be made in the Products. Licensee may agree to provide to SODIMA samples in addition to the above or larger quantities of the Products at SODIMA’s expense.

X – Third Party Liability

Except as to matters represented, warranted or to be performed by SODIMA under this Agreement including the provisions of paragraphs III.7 and VI.3, the Licensee agrees to indemnify SODIMA, hold SODIMA harmless and protect SODIMA from and against any liability, expenses, damage or loss arising in connection with or resulting from the Licensee’s operations pursuant to this Agreement. The Licensee shall, at its expense, procure and maintain liability insurance to be written by a reputable insurance company or companies, with coverage of not less than U.S. dollars 500,000 combined personal injury and property damage arising out of any one incident including a broad form vendors endorsement. The provisions of the first sentence of this Section X shall survive the termination of this Agreement.

XI – Assignment and Transfer

XI.1

The Licensee shall not have any right to sublicense its rights hereunder, nor to assign, transfer or otherwise dispose of the License or any other right granted to it pursuant to this Agreement without the prior written consent of SODIMA; provided, however, that Licensee shall have the right to assign its rights hereunder with the approval of SODIMA (which approval will not be unreasonably withheld), to the purchaser of its entire business involved in the performance of this Agreement.

XI.2

SODIMA may assign this Agreement, or any portion thereof, or delegate all or any part of its obligations hereunder to any company which it controls, and to any company with which it may merge or consolidate or to which it may sell or transfer all or substantially all of its assets, provided that such company shall assume and agree to perform the obligations of SODIMA hereunder and, provided further, that should such assignment or transfer be made to a competitor of Licensee in the United States, Licensee is relieved of the obligation to supply new products and processes and improvements covered by this Agreement to said competitor.

XII – Term and Termination

XII.1

This Agreement is entered into for an initial period of fifteen (15) years from the effective date of this Agreement and shall thereafter be renewed automatically for successive ten-year periods, in the absence of written notice to the contrary by Licensee to SODIMA not less than twelve (12) months prior to the expiration of such initial period or any such subsequent period. The fifteen (15) year initial period is dictated by the large capital investment expected to be made by Licensee for the manufacture and sale of the Products. Notwithstanding the foregoing:

a)

Either party may terminate this Agreement in the event of material breach by the other, provided that it shall first have given to such other party one hundred eighty (180) days written notice of such breach and such other party shall have failed to cure such breach within said period, or if said breach is incurable, shall have failed to take all reasonable steps within said period necessary to prevent a recurrence of said breach, it being understood and agreed, however, that if there is a dispute as to the occurrence or existence of such a material breach, the time within which such other party must cure such breach or take such steps shall be extended until ninety (90) days after final resolution of such dispute by arbitration; and

b)

SODIMA shall be entitled to terminate this Agreement as of any date by notice in writing to the Licensee in the event that (1) the Licensee shall attempt to transfer or assign this Agreement or any right thereunder in violation of paragraph XI.1 hereof or

(2) the Licensee shall be subsequently controlled, directly or indirectly, by a competitor of SODIMA in France.

c)

Either party hereto shall be entitled to terminate this Agreement as of any date by notice in writing to the other party in the event that the other party shall become insolvent or shall make an assignment for the benefit of creditors, or a voluntary or involuntary petition in bankruptcy or insolvency shall be filed by or against the other party, or a receiver or trustee of the business of the other party shall be appointed or an attachment shall be levied against the property of the other party and such receivership, trusteeship or attachment shall not be dissolved within fifteen (15) days from the date thereof.

XII.2

Upon the termination of this Agreement for any reason, the Licensee shall cease the manufacture, sale and promotion of the Products, the use of the techniques, processes, formulas and methods furnished by SODIMA pursuant hereto (this restriction shall not apply to the use of information not subject to the confidentiality and disclosure restrictions in paragraph IV.4 hereto), and the use of the Trademarks and any trade names, copyrights, patents, design patents and similar rights of SODIMA, and shall surrender to SODIMA forthwith all rights of SODIMA, and shall surrender to SODIMA all models, drawings, plans, manuals, materials furnished to the Licensee by SODIMA hereunder, and SODIMA shall remain the sole owner of all such property and rights and shall be fully entitled to dispose of them freely, and the Licensee shall deliver or destroy upon SODIMA’s instructions all advertising, promotional, packaging and other materials bearing any of the Trademarks or any trade name, mark, design or logo of SODIMA, at its own expense provided, however; (1) in the event of termination not caused by a material breach of the parties then during a period of ninety (90) days from the date of such termination, Licensee shall have the right to sell all Products in inventory, whether completed or in the process of manufacture, as well as to use all material then on hand or on order and applicable to the Products for the manufacture and sale thereof (such post termination sales shall be subject to the terms of this Agreement, including the royalty provisions hereof);

and (2) that in the event this Agreement is terminated due to a material breach on the exclusive part of SODIMA, Licensee shall be (a) entitled to continue to use the techniques, processes, formulas and methods (i.e., the SODIMA know-how) previously furnished to Licensee by SODIMA in the manufacture and sale of the Products without the payment of any further royalty to SODIMA and (b) entitled to continue the use of the Trademarks, such use to be upon terms and conditions to be negotiated in good faith among the parties hereto provided that such terms and conditions are consistent with the terms and conditions hereunder (including the payment of a royalty one-half the rate set forth herein).

XIII – Other Provisions

XIII.1

Neither party hereto shall have any liability to the other party for any delay or failure of performance hereunder as the result of any cause beyond its control, upon the condition that the party whose performance is affected thereby shall promptly inform the other party by notice in writing of such event. For the purpose of this Agreement causes considered beyond the control of the parties include, but are not restricted to, the following: acts of God, governmental regulation or restrictions, labor disputes such as strike or lockout, shortages or rationing of supplies or materials, war, rebellion, insurrection, riot, sabotage, invasion, quarantine restrictions, transportation embargoes, failure or delays in transportation, fire, storm, flood, earthquake.

XIII.2

Any notices, reports or other communications under or in connection with this Agreement shall be given in writing and sent by air mail (and, in the case of notices, by registered mail), postage prepaid and addressed as follows:

a)	if to SODIMA, at 170 bis, Boulevard du Montparnasse – 75014 Paris (France), and

b)	if to the Licensee, at 9200 Wayzata Boulevard, P.O. Box 1113, MINNEAPOLIS, Minnesota 55440, U.S.A.

or to such other address as such party shall have specified by notice in writing.

XIII.3

Nothing contained herein or done pursuant to this Agreement shall be deemed to constitute the Licensee or any shareholder, officer, director or employee of the Licensee, an agent, employee, partner or joint venturer of SODIMA.

XIII.4

This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings, oral or written, with respect thereto. The official text of this Agreement shall be in the English language.

XIII.5

This Agreement shall be governed by and construed in accordance with French laws, provided, however, that all questions of construction or interpretation of any United States trademark, copyright or patent shall be determined according to the laws of the United States and provided, further, that the parties have agreed not to avail themselves of the French law of October 14, 1943 limiting to ten (10) years the provision of exclusivity in supply contracts.

XIII.6

Any disputes concerning the present Agreement shall first be settled by good faith negotiations between the parties. In the event that any such dispute cannot be resolved by such negotiations, then the same shall be conclusively settled by arbitration. Arbitration shall take place in New York, New York, and regulations of the International Chamber of Commerce shall apply thereto. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdictions of the dispute so arbitrated.

XIII.7	This Agreement can be amended only by a written instrument signed by a duly authorized officer of each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in quadruplicate by their duly authorized representatives as of the ninth (9th) day of September, 1977.

GENERAL MILLS, INC.

/s/ [illegible]
WITNESS	By	/s/ James G. Fifield
James G. Fifield Vice President

SOCIETE DE DEVELOPPEMENTS ET D’INNOVATIONS DES MARCHES AGRICOLES ET ALIMENTAIRES

/s/ [illegible]
WITNESS	By	/s/ André Gaillard
André Gaillard Président du Conseil d’Administration

EXHIBIT A

+++++++++

I – DEFINITIONS OF THE [***] PRODUCTS

[***]

II – LIST OF MAIN TYPES OF PRODUCTS FALLING WITHIN THE DIFINITIONS ABOVE

[***]

[product images]

EXHIBIT B

REGISTERED TRADEMARKS IN THE U.S.A.

Trade-marks	N° and Date of Registration	Renewal Date	International Class
YOPLAIT & flower	930 605 March 7, 1972	March 7, 1992	29 & 30
YOP	I 043 659 July 13, 1976	July 13, 1996	29

Two other brand names:	YOPI
YOPFLAN

are in registration process in the U.S.A.

EXHIBIT C

PROJECTED SCHEDULE OF MARKETING OF THE PRODUCTS IN THE TERRITORY

1)	Sales to be consolidated during 1977/78 period in areas previously served by MICHIGAN COTTAGE CHEESE, Inc. and SUMMIT FOODS COMPANY.

2)	Sales expansion into West Coast area during 1978/79 period.

3)	Sales expansion into Southeast area and/or Mid-Atlantic area during 1979/80 period.

4)	Completion of national roll-out from 1980 on.

A projected schedule for construction of manufacturing facilities will be provided to SODIMA within six (6) months from the effective date of this Agreement, consistent with the above projected sales expansion schedule.

First Amendment To

YOPLAIT MANUFACTURING AND

DISTRIBUTION LICENSE AGREEMENT

WHEREAS, Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires (herein “SODIMA”) and General Mills, Inc. on behalf of itself and all of its more than 50%-owned or controlled (directly or indirectly) domestic subsidiaries (herein “Licensee”) have executed on September 9, 1977 the YOPLAIT MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT (herein the “Agreement”); and

WHEREAS, SODIMA and Licensee desire to amend the Agreement in minor respects to correct particularly typographical errors and the like.

NOW, THEREFORE, the parties agree to amend the Agreement by changing the below designated lines of the pages of the Agreement to read as follows:

Page 1, line 26:

“[***] (“the Products”, the further”

Page 3, line 1:

“I.2 The License granted pursuant hereto shall be an exclusive license,”

Page 3, line 13:

“ing the process, products, improvements and other know-how specified”

Page 3, line 29:

“a) [***]”

Page 4, line 15:

“sition of said previously granted rights, SODIMA agrees to extend”

Page 5, line 31:

“agents or representatives shall first have to be approved by Licensee (such”

Page 6, line 8:

“income to SODIMA to SODIMA’s detriment, the parties shall renegotiate”

Page 6, line 10:

“ver, that any such renegotiated royalty rates shall not have a material”

Page 8, line 23:

“the start-up of production and marketing of the Products under the”

Page 9, line 3:

“bit C hereto.”

Page 9, line 29:

“advice, technical assistance or information of any kind”

Page 10, line 19:

“schedule.”

Page 10, line 23:

“c) To keep SODIMA informed on a regular and continuing basis of”

Page 11, line 4:

[***]

Page 11, line 9:

“case of failure to comply with such laws and regulations. For”

Page 11, line 10:

“SODIMA’s assistance see paragraph III.2 f).”

Page 12, line 24:

“MA formulas as a starting point, provided that any such new pro-”

Page 13, line 6:

“or process for purposes of this Agreement. For example any pro-”

Page 13, line 26:

“agree to conduct test marketing for any such product and, if

Page 14, line 8:

“SODIMA-members) the non-exclusive, irrevocable, right to use,”

Page 14, line 11:

“of Licensee’s Territory during the term of this Agreement and”

Page 14, line 12:

“subject to the provisions of paragraphs V.7 (a) and V.7 (d)) or”

Page 14, line 19:

“to SODIMA-members in respect to new products and processes shall”

Page 14, line 27:

“under Licensee’s new products and processes to such licensees and”

Page 15, line 2:

“members and Licensee agree to negotiate in good faith concerning”

Page 15, line 5:

“SODIMA-members. If any such agreement is consumated, then SODIMA-”

Page 15, line 13:

“countries in which such sublicense would be effective and Licensee”

Page 15, line 14:

“shall have the right to approve or disapprove any such sublicense”

Page 15, line 16:

“nably withheld. In further regard to such sublicenses, SODIMA-”

Page 16, line 25:

“require possession of such information.”

Page 19, line 33:

“shall be offered by SODIMA to Licensee and added to the trademarks licensed hereunder by mutual consent (which consent will not”

Page 21, line 5:

“STANDARDS are not in conflict with United States laws and regulations.”

Page 21, line 17:

“detrimental or counter to the general policy of SODIMA defined as”

Page 21, line 27:

“approved such minutes unless it shall have notified SODIMA in writing of”

Page 23, line 26:

“(which approval will not be unreasonably withheld), to the purchaser of”

Page 27, line 15:

“provision of exclusivity in supply contracts.”

Exhibit A, page 1, line 5:

“[***]”

Exhibit A, page 1, line 6:

“[***]”

Exhibit A, page 1, line 7:

“[***]”

Exhibit A, page 1, line 22:

“[***]”

Exhibit A, page 1, line 40:

“[***]”

Page 2, line 23:

“techniques, methods of production quality control, methods of”

Page 8, Line 33:

“Such representatives shall respectively have a background in the production”

Page 13, line 8:

“which the profitability, the quality or characteristics, inclu-”

Page 13, line 18:

“Products made or developed by SODIMA.”

Page 19, line 22:

“faith to lower the royalty rate provided hereunder with respect”

Page 25, line 9:

“business of the other party shall be appointed or an attachment”

This First Amendment shall be effective as of September 9, 1977.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed in quadruplicate by their duly authorized representatives.

Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires		GENERAL MILLS, INC.

By	/s/ [illegible]	By	/s/ [illegible]
Title:		Title:	Vice President Gen Mgr.

SECOND AMENDMENT TO THE YOPLAIT

MANUFACTURING AND DISTRIBUTION

LICENSE AGREEMENT

SIGNED ON SEPTEMBER 9th, 1977

Between the undersigned:

SODIMA, SOCIETE DE DEVELOPPEMENTS ET D’INNOVATIONS DES MARCHES AGRICOLES ET ALIMENTAIRES, Union de Cooperatives Agricoles - registered under n° 1274 N with its registered Offices at 170 bis, boulevard du Montparnasse 75014 PARIS hereinafter referred to as “SODIMA”

on the one hand,

and

GENERAL MILLS Inc.

a Delaware corporation, with principal Executives Offices at 9200 Wayzata Boulevard - MINNEAPOLIS, MINNESOTA 55440 (U.S.A.)

hereinafter referred to as “the LICENSEE”.

on the other hand.

WHEREAS

SODIMA and the LICENSEE after having run the YOPLAIT business for five years under the September 9, 1977 License Agreement (hereinafter “the Agreement”) acknowledge that a major full-time assistance, is not as much necessary and that new concepts of YOPLAIT Products may be developped in the U.S.A. under general technical assistance of SODIMA.

Now, therefore, the Parties have agreed as follows:

ARTICLE 1

The second and third sub paragraphs of article III-4 are deleted and replaced by the following:

“For this purpose SODIMA undertakes to send in the Territory anyone of its “qualified people at times of the year mutually agreed upon.”

Any other part of the Agreement relating to the former full-time assistance shall be construed accordingly.

ARTICLE 2

In order to compensate the deletion of former major full-time assistance SODIMA agrees that instead of paying part of LICENSEE’s researchs which may prove useless for SODIMA, to allow LICENSEE a cut-down royalty upon new concept of Products, developped by LICENSEE and incorporated within the YOPLAIT line.

Such cut-down to be calculated in the following manner:

•	LICENSEE shall declare to SODIMA the Gross Revenues corresponding to the sales of such Products.
•	SODIMA shall invoice, at the usual rate of royalty, taking into account [***] of the Gross Revenues arising of such sales of new concepts - during [***].

Aferwards the total Gross Revenues will be generating the usual royalty.

For construing purpose, the term “new concept” used in this agreement shall exclude new presentation of packagings and addition of any new flavor and/or fruit variety and/or sugar for the existing line of Products as of this date.

Made in quadruplicate

in PARIS

On August 1st, 1981

/s/ [illegible]	/s/ [illegible]
SODIMA	The LICENSEE

THIRD AMENDMENT TO THE YOPLAIT

MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

SIGNED ON SEPTEMBER 9, 1977

Between the undersigned:

SOCIETE DE DEVELOPPEMENTS ET D’INNOVATIONS DES MARCHES AGRICOLES ET ALIMENTAIRES SODIMA - Union de Coopératives Agricoles, an Union of Agricultural Cooperatives organized under French law, with variable capital, registered under n° 1 274 N, with its registered offices at 170 bis, boulevard du Montparnasse, 75014 PARIS FRANCE, represented by Mr Raymond COCHET

and

SODIMA International S.A., a Joint-Stock Company governed by the articles 118 to 150 of the french Commercial Company Law, with a capital of 250.000 FF - RCS PARIS B 332 390 145, with its registered offices at 170 bis, boulevard du Montparnasse, 75014 PARIS - FRANCE, represented by Mr Bernard GAUD on the one hand,

and

GENERAL MILLS INC. with its registered offices at 9200 Wayzata Boulevard - MINNEAPOLIS, MINNESOTA U.S.A.

represented by Mr Steve ROTHSCHILD

on the other hand.

WHEREAS:

SODIMA Union and GENERAL MILLS have entered on September 9, 1977 a YOPLAIT Manufacturing and Distribution License Agreement for [***] Products within the Territory of the U.S.A.

SODIMA Union created a subsidiary of its, SODIMA International to take over the international part of its business and transferred to it the rights to use its foreign-registered trademarks and to resume the rights and obligations deriving from the Franchise agreements.

GENERAL MILLS, on the other side, would be interested in exportations of [***] Products, under the Trademark YOPLAIT, to Puerto Rico.

Now the Parties agreed upon the following:

ARTICLE 1

The Parties agree that, from January 1st, 1986 onwards and during the remaining term of the 1977 License Agreement, SODIMA Union has assigned said Agreement to SODIMA International which it controls, according to the terms and conditions of article XI - 2 of the License Agreement.

SODIMA International shall assume and agrees to perform the obligations of SODIMA Union. It shall have in return same rights as formerly held by SODIMA Union.

Any and all reference to “SODIMA” in the Agreement, its Amendments or in any document in writing for the purpose of implementation of the Agreement shall be construed as a reference to SODIMA International.

ARTICLE 2

SODIMA International authorizes as a specific derogation to the preamble, part B, of the 1977 License Agreement, the exportation of YOPLAIT Products to the Puerto Rican Territory, made an integral part of the contractual Territory.

ARTICLE 3

The Parties hereto agreed that the Puerto Rican sales be submitted to a [***] royalty on Gross Revenues instead of the contractual rate set forth in Article II-2 of the Franchise Agreement.

ARTICLE 4

All and any provision of the 1977 License Agreement which shall not have been altered by this Amendment shall remain valid and binding upon the Parties.

Made on quadruplicate In On

/s/ [illegible]

GENERAL MILLS, INC.

By	/s/ Steven M. Rothschild
Steven M. Rothschild

FIFTH AMENDMENT TO THE YOPLAIT

MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

WHEREAS, Société de Développements et d’Innovations des Marchés Agricoles et Alimentaires (SODIMA) and General Mills, Inc. on behalf of itself and all of its more than fifty percent (50%) owned or controlled (directly or indirectly) domestic subsidiaries (GMI) have executed on September 9, 1977 the YOPLAIT MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT (Agreement) relating to the use of various trademarks including the YOPLAIT denomination, the YOPLAIT flower device, the YOPLAIT broken oval design and any combination thereof, (Trademarks); and

WHEREAS, the rights of SODIMA in the Agreement have been transferred to SODIMA International (SODIMA International) with SODIMA remaining the owner of the TRADEMARKS, AND

WHEREAS, the Agreement provided in Article VI.8 that GMI could not use any of the Trademarks in connection with any other trademarks or trade name not owned by SODIMA; and

WHEREAS, GMI now wishes to use the GMI owned trademarks [***] (GMI Trademarks) in connection with the Trademarks in the advertisement and sale of a [***] yogurt (the yogurt); and

WHEREAS, SODIMA and SODIMA International are willing to permit GMI to use the GMI Trademarks in connection with the Trademarks in the advertisement and sale of the yogurt.

NOW, THEREFORE, in consideration of the promises herein contained, it is agreed as follows:

1.        Notwithstanding Article VI.8 of the Agreement, GMI may use the GMI Trademarks in connection with the Trademarks in the advertisement and sale of the yogurt so long as GMI complies with the other terms of the Agreement.

2.         SODIMA and SODIMA International acknowledge that GMI owns the GMI Trademarks and neither SODIMA nor SODIMA International shall claim any rights therein anywhere in the world.

3.         So long as the Agreement continues, GMI shall always use the GMI Trademarks with the YOPLAIT trademark in the advertisement and sale of the yogurt. GMI will not use the GMI Trademarks in connection with any other Products covered by the Agreement without the prior written approval of SODIMA International.

4.         If the Agreement is ever terminated, GMI will either discontinue the use of the GMI Trademarks in connection with the advertisement and sale of the yogurt or pay to SODIMA International a royalty as provided for below.

Gross Revenues of the Yogurt Sold Using the GMI Trademarks Per GMI Fiscal Year in United States Dollars	Royalty Rate Percent of Gross Revenues

[***]	[***]

(The definition of Gross Revenues and royalty reporting shall be that set forth in the Agreement.)

5.         This Fifth Amendment shall be effective upon execution by the parties.

6.         In the event of termination of the Agreement, this Fifth Amendment shall survive on its own as a binding Agreement.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be executed in triplicate by their duly authorized representatives.

GENERAL MILLS, INC.		SODIMA INTERNATIONAL

By	/s/ [illegible]	By	/s/ [illegible]

Date	4/14/92	Date	[illegible]

SODIMA

		By	/s/ [illegible]

		Date	[illegible]

Seventh Amendment to the YOPLAIT Manufacturing and Distribution

license Agreement Signed on September 9th 1977

*****

Between the undersigned:

- SODIMA International, a private company limited by shares, organized under French laws with a directorate and supervisory board, with a capital of 149.550.000 FF, registered n° RCS PARIS B 332 390 145, with its head office located in 75014 PARIS, France, 170 bis Boulevard du Montparnasse,

Represented by Mr Nicolas Le Chatelier

hereinafter referred to as “SODIMA”

and	on the one hand,

- General Mills Inc. with its registered office at N° 1 General Mills Boulevard, MINNEAPOLIS - MINNESOTA 55426 — U.S.A., on behalf of itself and of its more than fifty percent owned or controlled domestic subsidiary Yoplait USA Inc.

represented by Mr

hereinafter referred to as “the Licensee”

on the one hand,

WHEREAS:

On September 9th 1977, a YOPLAIT Manufacturing and Distribution License Agreement (hereafter referred to as “the License”) for [***] products within the Territory of the U.S.A. was entered into.

Licensee noticed that Yoplait branded Products were shipped by distributors to different countries outside of the granted contractual Territory with little or no control over the code or quality.

In order to formally organise such exportations, Licensee asked SODIMA to alter the License and extend the territorial coverage.

NOW the Parties agreed upon the following:

Article 1

SODIMA authorizes, as a specific derogation to Article I.1 of the License, the exportation of Yoplait Products to the following territories, made an integral part of the Territory:

Bahamas, Barbados, Bermuda, British West Indies, Granada, Jamaica, Netherland Antilles, and Trinidad & Tobago.

Article 2

This Amendment shall be effective upon execution by both Parties.

Article 3

All and any provision of the 1977 License left unaltered by this Amendment shall remain in force and binding upon the Parties.

Made in quadruplicate in Paris,

On March 25th 1999.

For SODIMA International SA,		For General Mills Inc.,

/s/ Nicholas Le Chatelier		/s/ Ian R. Friendly

By:	Nicholas Le Chatelier	By:	Ian R. Friendly 4/6/99
/s/ [illegible] 4/6/99

EIGHTH AMENDMENT TO

YOPLAIT MANUFACTURING AND

DISTRIBUTION LICENSE AGREEMENT

Between the undersigned:

- Société de Diffusion Internationale Agro-Alimentaire, a private company limited by shares, organized under French laws with a capital of 297 930 039 Euros, registered n° RCS PARIS B 352 726 194, with its head office located in 75014 PARIS, France, 170bis Boulevard du Montparnasse, acting as for itself as for and on behalf of its subsidiary Sodima Internationale

Represented by Mr. Didier Lefevre

Hereinafter referred to as “SODIMA”

on the one hand,

and

- General Mills, Inc., a U.S. Corporation, incorporated in Delaware with its head office located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426, United States of America on behalf of itself and all of its more than fifty percent (50%) owned or controlled (directly or indirectly) domestic subsidiaries,

Represented by Mr. Robert Waldron

Hereinafter referred to as “LICENSEE”

on the other hand,

WHEREAS, SODIMA and LICENSEE executed on September 9, 1977 a YOPLAIT MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT (herein the “Agreement”) relating to the use of Trademarks and Sodima Know-How (as those terms are defined in the Agreement).

WHEREAS, SODIMA and LICENSEE have also amended the Agreement on various occasions throughout the years, including an amendment dated August 1, 1981 (herein the “Second Amendment”).

WHEREAS, SODIMA is a major, worldwide producer of dairy products and has developed dairy products and processes in its France based R&D Centre, which it licenses throughout the world by a network of franchises under contracts with its wholly owned subsidiary Sodima International S.A.

WHEREAS, SODIMA is willing to boost the pace of innovation in developing new dairy products.

WHEREAS, LICENSEE is a major U.S. based enterprise with a wide range of businesses, including [***] product businesses, and has developed a significant R&D effort in support of its fresh dairy product businesses.

WHEREAS, SODIMA and LICENSEE have already experienced a long term cooperation in the [***] product business pursuant to the Agreement where both consider they are neither existing nor potential competitors, under which Agreement LICENSEE was granted an exclusive franchising arrangement for the manufacture and distribution of dairy products in the Territory utilizing the Trademarks.

WHEREAS, SODIMA and LICENSEE desire to enter into a long-term cooperation/partnership in the development of new technology (products, processes, etc.) in the [***] product area in order to maximize synergies associated with each Parties' R&D effort, thereby allowing for the efficient development of new products within the framework of the Yoplait network and providing to both Parties a fair incremental source of business revenue from their respective R&D efforts.

WHEREAS, SODIMA and LICENSEE also wish to clarify certain aspects of their previously existing contractual relationship, including (1) how the Parties determine whether an invention is a “new product or process” or an “improvement” as such terms are defined in the Agreement; (2) how LICENSEE shall be compensated if SODIMA and/or its licensees elect to use such new LICENSEE sourced product or process or improvement; and (3) under what conditions (and for what length of time) LICENSEE shall be entitled to a reduced royalty rate for its sale of Products in the Territory (as both terms are defined in the Agreement).

NOW, THEREFORE, the Parties hereby agree as follows:

As of the Effective Date, Article II.2, Article V (the entire Article) and Article XI (the entire Article) of the Agreement and Article 2 of the Second Amendment are deleted in their entirety and are replaced by the Articles set forth below. Furthermore, the reference to paragraph XI.1 in Article XII.1(b) in the Agreement shall be amended so as to refer to Article 7.1 of the Amendment and Article IV.4 of the Agreement shall be amended to include as set forth in Article 5.2, below. All other portions of the Agreement, including all amendments thereto (including all remaining portions of the Second Amendment) which have not been altered by this Amendment shall remain valid and binding upon the Parties. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement or any amendment thereto.

Article I – DEFINITIONS

For purposes of this Amendment the following words shall have the meanings set forth hereunder:

1.1           “FDP Field” shall mean certain [***] (the further definition and main types of which are as listed in Exhibit A of the Agreement).

1.2           “LICENSEE Core Competency Project” shall mean a project which is undertaken by LICENSEE to develop products outside of the FDP Field or is undertaken by an R&D component of LICENSEE other than the Yoplait R&D Team and adapted for products within the FDP Field.

1.3            “Yoplait R&D Team” shall mean that R&D component of LICENSEE whose primary task is to support LICENSEE's Yoplait [***] business.

1.4           “Native Field Project” shall mean a project which is undertaken by the Yoplait R&D team to develop products within the FDP Field.

1.5           “New Products” shall mean Products developed by LICENSEE which are new SKUs (Store Keeping Units) sold by LICENSEE under new sub-brand names, excluding flavor and pack size variations as well as existing Product relaunches.

1.6           “Products” shall mean products in the FDP Field sold by LICENSEE in the Territory which are either produced and distributed using Sodima Know-How or are produced and distributed under the Trademarks.

1.7           “New Technology” shall mean any invention or improvement (including products, formulas,

processes, packaging and equipment) within the FDP Field, or adapted to such Field from another domain, the development of which would not be obvious to a person skilled in the art and thoroughly familiar with technology associated with the FDP Field. For purposes of this Amendment, an invention or improvement shall be considered “not obvious” if it contains a significant inventive step with regard to the existing state of technology in the FDP Field. To be considered “not obvious” for purposes of this Amendment, an invention or improvement must either (i) be the subject matter of a claim or claims in an issued patent granted by the US Patent Office; (ii) be agreed to be as such by the R&D Committee pursuant to the provisions of Article 4.5, below; (iii) be agreed to be as such by a third party expert pursuant to the provisions of Article 4.5, below; or (iv) be the subject of a new Health Claim. For purposes of this Amendment, the term “obvious” shall be construed according to the patent laws of the United States.

1.8         “Improvements” shall mean any invention or improvement (including products, formulas, processes, packaging and equipment) within the FDP Field, or adapted to such Field from another domain, which does not constitute New Technology.

1.9           “Health Claim” shall mean a claim suitable for use in promoting health benefits associated with Products, which claim has been approved by the United States Food and Drug Administration (or similar regulatory body) and is supported by successful clinical studies.

1.10         “R&D Committee” shall mean a committee consisting of the head of R&D for SODIMA's Yoplait branch and the head of the Yoplait R&D Team. Such Committee shall have the responsibilities set forth in the provisions of Article 2.2, below.

1.11          “Steering Committee” shall mean a committee consisting of the head of R&D for SODIMA's Yoplait branch, the head of the Yoplait R&D Team, one member of senior management from Sodiaal International and one member of senior management from LICENSEE, which member of senior management from LICENSEE shall be selected from the Yoplait Division of General Mills, Inc. Such Committee shall, further, have the responsibilities set forth in the provisions of Article 2.3, below.

1.12         “New Product Launch” shall mean that date which is twelve (12) months after the first sale (other than Test Market Sales) of a New Product in the Territory or upon which LICENSEE achieves seventy percent (70%) ACV (weighted distribution), whichever comes first.

1.13         “Test Market Sales” shall mean sales by LICENSEE of New Products which take place in markets representing less than ten percent (10%) ACV (weighted distribution).

1.14         “Third Party Technology” shall mean any New Technology or Improvement which is developed by a third party and then licensed either exclusively or non-exclusively by LICENSEE.

1.15         “Effective Date” shall mean 15 February 2002.

1.16          “Bridging Studies” shall mean any clinical studies conducted by SODIMA or by a third party on SODIMA's behalf, the purpose of which studies shall be to establish that the results of any clinical studies conducted by LICENSEE (or conducted by a third party at LICENSEE's request) for purposes of obtaining a Health Claim are applicable for obtaining similar health claims in a country or countries outside the United States.

Article 2 – R&D COLLABORATION

2.1           Since both SODIMA and LICENSEE conduct research efforts in the FDP Field, the Parties believe significant synergies are potentially available by coordinating their respective research efforts. As such, one purpose of this Amendment is to define how the Parties will collaborate in the development of New Technology (product, processes, etc.) in the [***] product area in order to maximize synergies associated with each Parties' R&D effort. In this respect, the strategic R&D directions of the Parties in the FDP Field, to the extent appropriate, will be coordinated by the Steering Committee and the R&D Committee, as described below, on a long-term basis and the management of the R&D project portfolio in the FDP area will be shared by the Parties in order to develop synergies and create incremental business resources from each Parties' respective R&D efforts.

2.2            Implementation of the R&D cooperation described above shall be initially managed through the efforts of the R&D Committee, which Committee shall have the following responsibilities: (i) monitoring of any research projects undertaken by SODIMA, LICENSEE or jointly by SODIMA and LICENSEE; (ii) allocating appropriate resources to such projects; (iii) identifying potential synergies in each Parties' R&D efforts; (iv) review of any research project undertaken by LICENSEE to determine whether such project is a Native Field Project or a GMI Core Competency Project; (v) determine whether an invention or improvement is “not obvious” pursuant to the provisions of Article 4.5, below; (vi) determine whether a Health Claim provides a significant competitive advantage for the product associated with such Health Claim; (vii) determine whether New Technology which is owned solely or jointly by LICENSEE provides a significant competitive advantage to LICENSEE in its sales of New Products incorporating same; and (viii) whatever other responsibilities are allocated to the R&D Committee by the Steering Committee. The R&D Committee shall meet twice a year, at times and in a place mutually agreed upon on an alternate basis in Paris and in Minneapolis or in any other convenient place. The meetings shall be convened in writing or by e-mail by the Party most desirous of having such meeting. Decisions of the R&D Committee shall be taken by mutual agreement. In case of disagreement, the decision shall be referred to the Steering Committee. Confidential minutes of each working meeting shall be kept and a copy thereof sent to the Steering Committee members.

2.3            Supervising the efforts of the R&D Committee shall be the Steering Committee, which Committee shall have the following responsibilities: (i) identify and define synergies in each Parties' strategic direction in conducting R&D in the FDP Field; (ii) determine the patent filing strategy in countries other than the US for any inventions jointly owned by the Parties pursuant to the provisions of Article 3.5, below; (iii) determine the patent filing strategy in countries other than the US for inventions owned by LICENSEE pursuant to the provisions of Article 3.7, below; (iv) determine targets and objectives for the R&D Committee to achieve; and (v) arbitrate in the case of disagreement among the R&D Committee. The Steering Committee shall meet at least once per year at a time and in a place mutually agreed upon. The meetings shall be convened in writing or by e-mail by the Party most desirous of having such meeting. Decisions of the Steering Committee shall be taken by a majority. In case no majority appears, the dispute shall be resolved as follow:

a)

In the event of a dispute over what research projects should be undertaken, how such research projects should be resourced and/or how such research projects should be conducted, each Party shall have the ultimate right to control its own research efforts and make its own decisions regarding same.

b)

In the event of a dispute over (i) whether a research project undertaken by LICENSEE is a Native Field Project or GMI Core Competency Project; (ii) whether an invention or improvement is “not obvious”; (iii) whether a Health Claim provides a significant competitive advantage for the product associated with such Health Claim; or (iv) whether New Technology which is owned solely or jointly by LICENSEE provides a significant competitive advantage to LICENSEE in its sales of New Products incorporating same, each Party shall appoint within thirty (30) days a patent counsel of his choice with the mission to express in writing a common opinion, with grounds, within ninety (90) days from their appointment. Whenever same cannot be achieved, each of the counsels shall render his written opinion, with grounds, and both shall appoint together a third arbitrator within fifteen (15) days and then resign. The third arbitrator shall be an engineer or food scientist fluent in the English language, trained in dairy technology and shall neither be French nor American. All reports shall be in English. The decision made by the third arbitrator, which decision shall be made within ninety (90) days of such arbitrator's appointment, shall be final and binding upon the Parties. ICC rules of arbitration shall apply to the procedure for any points not covered above. In case the disagreement occurs with respect of knowing whether a Health Claim or New Technology owned solely or jointly by LICENSEE provides a significant competitive advantage, the patent counsels and third arbitrator may be replaced by medical or marketing experts whichever would be most appropriate according to the Parties' mutual consent. Those experts will act in the same conditions and within the same time limits as the patent counsels.

c)

In the event of a dispute over the patent filing strategy for any inventions jointly owned by the Parties or for countries other than the US for inventions owned by LICENSEE, such dispute shall be resolved pursuant to the provisions of Articles 3.5 or 3.7, below.

Article 3. OWNERSHIP AND USE

3.1           SODIMA shall own any New Technology or Improvements which are conceived and reduced to practice solely by its employees and shall have the right to patent such New Technology or Improvements (including the decision as to in which countries patent coverage will be sought) at its sole discretion and expense. SODIMA shall grant to LICENSEE all the rights and privileges described in the Agreement (and any amendments thereto) with respect to any such New Technology and Improvements conceived or reduced to practice solely by SODIMA employees.

3.2            SODIMA shall have the right, from time to time upon reasonable written notice to LICENSEE to request LICENSEE to add products within the scope of the Products already developed by SODIMA or which SODIMA may develop during the course of the Agreement to the Products. LICENSEE shall have the right, however, to decline to produce such products if LICENSEE deems it economically inadvisable to do so. The Parties may, however, agree to conduct test marketing for any such product and, if such test marketing demonstrates sufficient market potential, including economic feasibility, LICENSEE cannot decline to product such product. Expenses for any such test marketing shall be shared equally between LICENSEE and SODIMA.

3.3             SODIMA shall provide technical assistance to LICENSEE in the manner contemplated in Article III of the Agreement with respect to all such Improvements and New Technology conceived or reduced to practice solely by SODIMA employees.

3.4            SODIMA and LICENSEE shall jointly own any New Technology or Improvements which are conceived and/or reduced to practice jointly by employees of SODIMA and LICENSEE. Unless modified pursuant to the provisions of Article 3.5, below, SODIMA and LICENSEE shall each have the right to use such jointly owned New Technology or Improvements as each sees fit, subject to any restrictions on use imposed under the Agreement and any amendments thereto (e.g., such New Technology and Improvements shall be licensed exclusively to LICENSEE in the Territory). LICENSEE shall have the right to patent such jointly owned New Technology and Improvements in the United States at its sole discretion and expense.

3.5            The Steering Committee shall determine whether to file patent applications in countries other than the United States on such jointly owned New Technology or Improvements (including the decision as to in which countries patent coverage will be sought). LICENSEE shall be in charge of the patent registration process for all patent applications filed pursuant to the provisions of this Article 3.5 and all out-of-pocket expenses incurred by LICENSEE on such applications shall be shared equally with SODIMA. Should the Steering Committee disagree on whether to file patent applications on such jointly owned New Technology or Improvements (either whether to file for patent coverage at all or whether to file in a particular country or countries) the Party desiring patent coverage shall have the option to proceed to obtain such coverage on its own. In such case, the filing Party will be solely responsible for all costs associated with obtaining such patent coverage. Likewise, if at any time in the process of obtaining patent coverage, one of the Parties decides that it no longer wishes to continue to pay for its share of the expenses associated with obtaining such patent coverage (either for all patents associated with such technology or for patents associated with such technology in a particular country or countries), the Party electing to discontinue payment shall notify the other Party of its decision, in writing. Such other Party shall then have the option to proceed to obtain patent coverage on its own and at its sole expense. In the event one Party alone is paying all expenses associated with obtaining patent coverage in any particular country or countries, such Party bearing all expenses shall have sole ownership of any patents which issue in such country or countries, and the other Party shall have no rights in such patent except as otherwise provided in the Agreement and any amendments thereto.

3.6            LICENSEE shall own any New Technology or Improvements which are conceived and reduced to practice solely by its employees and shall have the right to patent and/or use such New Technology or Improvements in the United States at its sole discretion and expense.

3.7            The Steering Committee shall determine whether to file patent applications in countries other than the United States on New Technology or Improvements which are solely owned by LICENSEE (including the decision as to in which countries patent coverage will be sought). LICENSEE shall be in charge of the patent registration process for all patent applications filed pursuant to the provisions of this Article 3.7 and all out-of-pocket expenses incurred by LICENSEE on such applications shall be shared equally with SODIMA. Should the Steering Committee disagree on whether to file patent applications on such New Technology or Improvements which are solely owned by LICENSEE (either whether to file for patent coverage at all or whether to file in a particular country or countries) the Party desiring patent coverage shall have the option to proceed to obtain such coverage on its own. In such case, the filing Party will be solely responsible for all costs associated with obtaining such patent coverage. Likewise, if at any time in the process of obtaining patent coverage, one of the Parties decides that it no longer wishes to continue to pay for its share of the expenses associated with obtaining such patent coverage (either for all patents associated with such technology or for patents associated with such technology in a particular country or countries), the Party electing to discontinue payment shall notify the other Party of its decision, in writing. Such other Party shall then have the option to proceed to obtain patent coverage on its own and at its sole expense. In the event LICENSEE alone is paying all expenses associated with obtaining patent coverage in any particular country or countries, SODIMA shall have no rights in such patent. In the event SODIMA alone is paying all expenses associated with obtaining patent coverage in any particular country or countries, SODIMA and LICENSEE shall jointly own any patents which issue in such country or countries and LICENSEE shall not receive any compensation for the use of the New Technology covered by such patent which it would otherwise have received pursuant to the provisions of Article 4.8, below.

3.8            SODIMA and its licensees shall have no right to use New Technology or Improvements owned solely by LICENSEE in the Territory. Outside the Territory, to the extent such New Technology or Improvements result from a Native Field Project, SODIMA and/or its licensees shall have the exclusive right to use such New Technology and/or Improvements for the manufacture and sale of Products in the FDP Field, subject to any payment obligations set forth in Article 4, below. If for same valid business reason, LICENSEE elects not to allow SODIMA and/or its licensees to use such Native Field Project New Technology, outside the Territory, LICENSEE shall forfeit its right to any extended royalty discount on New Products incorporating such New Technology as described in Article 4.3, below. Finally, to the extent such

New Technology or Improvements result from a LICENSEE Core Competency Project, LICENSEE shall have the option to allow SODIMA and/or its licensees to use on an exclusive basis such New Technology and/or Improvements for the manufacture and sale of products in the FDP Field outside the Territory. Such option, shall be exercised at LICENSEE's sole discretion, with payment for SODIMA's and/or its licensees' use of such New Technology and/or Improvements to be determined as set forth in Article 4, below.

3.9            LICENSEE shall have no obligation to allow SODIMA and/or its licensees to use Third Party Technology. To the extent SODIMA desires access to Third Party Technology (either for its own use or use by its licensees), SODIMA shall have the right to request access to such Third Party Technology. Should LICENSEE agree to provide such access to Third Party Technology to SODIMA and/or its licensees, SODIMA and LICENSEE shall negotiate the specific terms and conditions upon which access will be provided. However, nothing set forth herein shall be construed as requiring that LICENSEE provide SODIMA and/or its licensees access to such Third Party Technology.

3.10          LICENSEE agrees that SODIMA and its licensees may use LICENSEE's promotional ideas and creative ideas in advertising, provided that LICENSEE has no valid business or legal reason for withholding the use of same. SODIMA and its licensees shall not have the right to use LICENSEE's specific advertising and promotional materials and copy unless LICENSEE gives its prior written consent for such use. Extra copies of LICENSEE's advertisements and promotional materials will be provided at cost to SODIMA and its licensees at their request, provided that such copies are available.

3.11          To the extent that SODIMA and/or its licensees use New Technology or Improvements owned solely by LICENSEE (regardless of whether such New Technology or Improvements result from a Native Field Project or a LICENSEE Core Competency Project), LICENSEE shall transfer such New Technology or Improvements to SODIMA and SODIMA shall then be responsible for transferring such New Technology or Improvements to its licensees. Further, unless LICENSEE agrees otherwise, the Parties agree that LICENSEE need not utilize any of its resources when transferring New Technology or Improvements to SODIMA.

Article 4 – FINANCIAL COMPENSATION

4.1            LICENSEE agrees to pay to SODIMA a royalty in United States dollars on LICENSEE's Gross Revenues from sales of Products in the Territory. Such royalty shall be calculated as follows:

Gross Revenues per Fiscal Year (United States dollars)	Royalty Rate (Percent of Gross Revenue)
[***]	[***]

Such royalties shall be payable to SODIMA in Paris within thirty (30) days of the end of each Fiscal Quarter during the term of the Agreement. For purposes of this Article 4.1, Fiscal Year shall mean the period from June 1 in any one calendar year to May 31 in the next calendar year and Fiscal Quarter shall mean the three calendar month periods commencing June 1, September 1, December 1 and March 1 of each Fiscal Year.

4.2            With respect to New Products, LICENSEE shall be entitled to a royalty reduction on sales of such New Products in the Territory. Such royalty reduction, which shall be a [***] reduction for the [***] from New Product Launch, shall be calculated as follow:

a)             LICENSEE shall declare to SODIMA the Gross Revenues corresponding to the sales of such New Products; and

b)             SODIMA shall then invoice, at the usual rate of royalty, taking into account [***] of the Gross Revenues arising from such sales of New Products.

Upon completion of [***] from New Product Launch of any New Product, the royalty reduction procedure described above shall terminate unless an extended royalty discount is appropriate pursuant to the provisions of Article 4.3; below.

4.3            To the extent a New Product sold by LICENSEE in the Territory incorporates New Technology which is owned solely or jointly by LICENSEE and which provides a significant competitive advantage to LICENSEE in its sales of such New Product, LICENSEE shall be entitled to an extended royalty discount on sales of such New Product in the Territory. Such extended royalty reduction, which shall be [***] from the time the [***] royalty reduction set forth in Article 4.2; above, expires, shall be calculated as follows:

a)             LICENSEE shall declare to SODIMA the Gross Revenues corresponding to the sales of such New Products; and

b)             SODIMA shall then invoice, at the usual rate of royalty, taking into account [***] of the Gross Revenues arising from such sales of New Products.

Such extended royalty reduction described above, further, shall terminate [***] after New Product Launch of such New Product to the extent LICENSEE has not obtained patent coverage in the United States on the New Technology incorporated into such New Product or upon expiration of all United States patents which cover the New Technology incorporated into such New Product, whichever is applicable.

4.4            One key factor in determining the level of financial compensation appropriate for technology developed by LICENSEE (either solely by LICENSEE or jointly in combination with SODIMA), is whether that technology is New Technology or an Improvement. Should LICENSEE elect to obtain patent coverage in the United States on such technology, such technology shall be considered New Technology when such technology is the subject matter of a claim or claims in an issued patent granted by the US Patent Office, regardless of any previous decision made by the R&D Committee, the Steering Committee, each Parties' patent counsels or a third party expert pursuant to the provisions of Article 2, above, with respect to the obviousness of such technology. Once a patent issues on such New Technology, LICENSEE shall be entitled to (i) any future royalty reduction on New Products which incorporate such New Technology pursuant to the provisions of Article 4.3 above; (ii) any future royalty payments (either lump sum or ongoing) on sales of products by licensees of SODIMA which incorporate such New Technology pursuant to the provisions of Article 4.8 below; (iii) a retroactive payment for any royalty reduction which LICENSEE would have received pursuant to the provisions of Article 4.3, above, if the patent would have issued the same date it was filed; and (iv) a retroactive payment for any royalty payments which would have been owed LICENSEE on sales of products by licensees of SODIMA pursuant to the provisions of Article 4.8 below, if the patent would have issued the same date it was filed. With respect to the retroactive payments set forth in (iii) and (iv), above, such payments shall cover the period in which LICENSEE was undergoing the patent application procedure (i.e., from the date of filing of a patent application until the date a US patent issues from such application) and SODIMA shall make such payments to LICENSEE within ninety (90) days of the time LICENSEE provides SODIMA with written notice of the date any patent application at issue was filed and the date any patent at issue was issued.

4.5            To the extent LICENSEE either elects to keep technology developed by LICENSEE (either solely by LICENSEE or jointly in combination with SODIMA) a trade secret (hence foregoing the ability to obtain patent coverage on such technology) or desires to obtain a determination that such technology is “not obvious” at as early a time as possible in order to avoid having to wait for retroactive payments as described in Article 4.4 above, LICENSEE may bring such technology to the attention of the R&D Committee seeking a determination from that Committee that such technology is “not obvious.” Should the R&D Committee fail to reach agreement on whether such technology is “not obvious,” such dispute shall then be resolved pursuant to the provisions of Article 2.3 [including Article 2.3(b)]. To the extent the R&D Committee, the Steering Committee, each Parties' patent counsels or the third party arbitrator described in Article 2.3(b) determine that such technology is “not obvious,” such technology shall be considered New Technology and LICENSEE shall be entitled to (i) any future royalty reduction on New Products which incorporate such New Technology pursuant to the provisions of Article 4.3, above and (ii) royalty payments (either lump sum or ongoing) on sales of products by licensees of SODIMA which incorporate such New Technology pursuant to the provisions of Article 4.8, below. However, to the extent the R&D Committee, the Steering Committee, each Parties' patent counsels or the third party arbitrator described in Article 2.3(b) determine that such technology is obvious, such technology shall be considered to be an Improvement until such time as LICENSEE is able to obtain an issued patent granted by the US Patent Office having a claim or claims covering such technology, at which point in time the provisions of Article 4.4 shall apply.

4.6            LICENSEE hereby grants to SODIMA an exclusive, irrevocable, right to use, manufacture and sell, including the right to grant sublicenses to its licensees, all Improvements owned solely by LICENSEE. Such exclusive license shall be limited to areas outside the Territory and shall be further limited to the FDP Field. Such exclusive license granted hereunder in respect of Improvements shall be royalty-free.

4.7            LICENSEE hereby grants to SODIMA an exclusive, irrevocable right to use, manufacture and sell, with no right to sublicense, all New Technology owned solely by LICENSEE which results from a Native Field Project. Such exclusive license, which shall be royalty-free, shall be limited to France and shall be further limited to the FDP Field. The provisions of this Article 4.7 shall also apply to New Technology owned solely by LICENSEE which results from a LICENSEE Core Competency Project, to the extent LICENSEE elects to allow SODIMA to use such New Technology pursuant to the provisions of Article 3.8; above.

4.8            LICENSEE hereby grants to SODIMA an exclusive, irrevocable right to use, manufacture and sell, including the right to grant sublicenses to its licensees, all New Technology owned solely by LICENSEE which results from a Native Field Project. Such exclusive license shall be limited to areas outside the Territory and France and shall be further limited to the FDP Field. Such exclusive license granted hereunder in respect of New Technology shall be royalty bearing, which royalty shall consist of a [***] in any payments (royalty or otherwise) which SODIMA receives from its licensees for sales of products which incorporate such New Technology. Such [***] arrangement shall continue on a country by country basis for the longer of (i) the life of the patent on such New Technology which LICENSEE might have in the relevant country where sales of products incorporating such New Technology occur or (ii) [***] from the date a patent application covering such New Technology was filed in the US Patent Office for those countries where sales of products incorporating such New Technology are not covered by a patent on such New Technology (either because LICENSEE did not seek patent protection in such country or was unsuccessful in obtaining such patent coverage). If SODIMA and LICENSEE mutually agree, that a form' of compensation other than the [***] in payments received by SODIMA is appropriate (e.g., payment of a lump sum by SODIMA), the Parties may substitute such alternate form of compensation for the [***] arrangement described above. The provisions of this Article 4.8 shall also apply to New Technology owned solely by LICENSEE which results from a GMI Core Competency Project, to the extent LICENSEE elects to allow SODIMA to use such New Technology pursuant to the provisions of Article 3.8; above.

4.9            LICENSEE agrees that the right to grant sublicenses to New Technology solely owned by

LICENSEE to licensees of SODIMA resides with SODIMA and LICENSEE will not undertake to grant licenses to such New Technology to SODIMA's licensees. SODIMA agrees to provide LICENSEE, in writing, with the names of any of its licensees to whom such New Technology has been sublicensed pursuant to the provisions of Article 4.8 above. SODIMA agrees to use its best efforts to obtain in the due course of its existing franchisee agreements from such licensees royalties, lump sum payments or both consistent with the royalties and lump sum payments received or being received by SODIMA under existing agreements with such licensees.

4.10          Further clarification as to how the procedures for determining whether technology is New Technology or an Improvement and to what extent LICENSEE is entitled to compensation for New Technology apply may be found in the chart appended hereto in Exhibit A, entitled “Enclosure: R&D Scenarios Chart”, which Exhibit is hereby made a part of this Amendment.

Article 5 - CONFIDENTIALITY

5.1           SODIMA shall keep confidential and shall require its licensees to keep confidential the New Technology and Improvements of LICENSEE furnished to them hereunder (hereinafter the “LICENSEE Information”). Additionally, SODIMA and said licensees shall not cause or permit the disclosure of the LICENSEE Information to any person other than those whose duties require possession of such information. Said confidentiality requirement shall not apply to any information which SODIMA or its licensees can show (i) was in their possession prior to receipt of the disclosure of the LICENSEE Information to them hereunder; (ii) is or becomes without disclosure by SODIMA or its licensees part of the public knowledge or literature; or (iii) becomes available to SODIMA or its licensees without restriction or disclosure, from sources other than LICENSEE, which sources did not acquire such information directly or indirectly from LICENSEE. The confidentiality provision of this Article 5.1 shall apply while the Agreement remains in effect and for a period of five (5) years after termination or expiration thereof.

5.2            Article IV.4 of the Agreement shell be amended such that the confidentiality provision set forth therein shall apply while the Agreement remains in effect and for a period of five (5) years after termination or expiration thereof.

Article 6 – HEALTH CLAIMS

6.1            Should LICENSEE elect to obtain a Health Claim for any New Product which it sells in the Territory, LICENSEE shall bear [***] associated with obtaining such Health Claim. Should SODIMA desire to utilize the results of any clinical studies conducted by LICENSEE, (or conducted by a third party at LICENSEE's request) in order to try to obtain similar health claims in countries outside the United States (either for the benefit of SODIMA or its licensees), before any publication of same in the scientific literature (which would make the results of such studies public domain information), SODIMA shall have the right to do so provided it (i) notifies LICENSEE, in writing, of its intent to use the results of such clinical studies and (ii) pays either upfront or retroactively the sum of [***] incurred by LICENSEE in conducting such studies or having such studies conducted minus the out-of-pocket costs of any Bridging Studies incurred by SODIMA.

6.2            To the extent a New Product sold by LICENSEE in the Territory is based on a Health Claim which provides a significant competitive advantage to LICENSEE in its sales of such New Product, LICENSEE shall be entitled to an extended royalty discount on sales of such New Product in the Territory. Such extended royalty reduction, which shall be [***], shall be calculated as follows:

a)	LICENSEE shall declare to SODIMA the Gross Revenues corresponding to the sales of such New Product; and

b)	SODIMA shall then invoice, at the usual rate of royalty, taking into account [***] of the Gross Revenues arising from such sales of New Product.

Such extended royalty reduction described above, further, shall terminate [***] after New Product Launch of such New Product.

Article 7 – ASSIGNMENT AND TRANSFER

7.1           LICENSEE shall not have the right to sublicense its rights hereunder or its rights under the Agreement, nor to assign, transfer or otherwise dispose of the License or any other right granted to it pursuant to the Agreement or this Amendment without the prior written consent of SODIMA; provided, however, that LICENSEE shall have the right to assign its rights hereunder, as well as its rights under the Agreement, with the approval of SODIMA (which approval will not be unreasonably withheld) to the purchaser of its entire business involved in the performance of the Agreement. As a condition of approval for any such assignment, SODIMA shall have the right to unilaterally terminate the R&D collaboration described in Article 2.1, above. For purposes of clarity, termination of the R&D collaboration will not terminate those portions of Article 2 which cover the responsibilities of the R&D Committee with respect to determining whether an invention or improvement is “not obvious” pursuant to the provisions of Article 4.4 above; determining whether a Health Claim provides a significant competitive advantage for the product associated with such Health Claim; or determining whether New Technology which is owned solely or jointly by LICENSEE provides a significant competitive advantage to LICENSEE in its sales of New Products incorporating same, the responsibilities of the Steering Committee to arbitrate in the case of disagreement among the R&D Committee and the dispute resolution provisions set forth in Article 2.3(b), which portions shall survive termination of the R&D collaboration.

7.2           SODIMA may assign this Agreement, or any portion thereof, or delegate all or any part of its obligations hereunder or under the Agreement to any company which it controls, provided that such company shall assume and agree to perform the obligations of SODIMA hereunder and under the Agreement. SODIMA may assign or transfer the Agreement, or any portion thereof, or delegate all or any part of its obligations hereunder or under the Agreement to any company with which it may merge or consolidate or to which it may sell or transfer all or substantially all of its assets, provided, however, that such company shall assume and agree to perform the obligations of SODIMA hereunder and under the Agreement and, further, provided that (i) LICENSEE shall be relieved of its obligations to SODIMA with respect to New Technology, Improvements and/or Third Party Technology set forth in Articles 3.8, 3.9, 4.6, 4.7 and 4.8 above, and (ii) LICENSEE shall have the right to unilaterally terminate the R&D collaboration describe in Article 2.1, above. For purposes of clarity, termination of the R&D collaboration will not terminate those portions of Article 2 which cover the responsibilities of the R&D Committee with respect to determining whether an invention or improvement is “not obvious” pursuant to the provisions of Article 4.4, below; determining whether a Health Claim provides a significant competitive advantage for the product associated with such Health Claim; or determining whether New Technology which is owned solely or jointly by LICENSEE provides a significant competitive advantage to LICENSEE in its sales of New Products incorporating same, the responsibilities of the Steering Committee to arbitrate in the case of disagreement among the R&D Committee and the dispute resolution provisions set forth in Article 2.3(b), which portions shall survive termination of the R&D collaboration.

SODIAAL INTERNATIONAL		GENERAL MILLS, INC.

/s/ Didier Lefévre		/s Robert Waldron

By: Mr. Didier Lefévre		By: Mr. Robert Waldron

Title: General Manager		Title: President, Yoplait Division

Date:	5/2/02	Date:	5/2/02

Exhibit A

R&D Scenarios Chart

[Charts]

[***]

[SODIMA International S.A. Letterhead]

[illegible]	Mr. Gary RODKIN, President YOPLAIT USA 4SW GENERAL MILLS INC. N°1 General Mills Boulevard MINNEAPOLIS-MISSESOTA 55426 U.S.A.

24th September 1993

Dear Mr. President,

We are pleased to inform you of the restructuring operation that came into force on June 30, 1993 in the SODIAAL Group.

As you know, our mother-company, SODIMA Union, used to own the YOPLAIT Trademarks (for Fresh Dairy Products) and CANDIA (for fluid milks, butter and creams). It also owned the International Research Center (“CRIAG”) and supplied services to its members and, among others, to SODIMA International.

We were in charge of SODIMA’s Trademarks international development, through franchising or export.

On June 30, 1993, SODIMA Union merged into YOPLAIT SA, a wholly owned subsidiary of SODIAAL, and disappeared.

YOPLAIT SA, our new mother-company, now owns the YOPLAIT Trademarks and the CRIAG.

Should you have printed on the packaging cups or on advertising material property a footnote indicating that the Trademarks are SODIMA’s property, when cylinders and packaging are changed (upon their normal renewal time) please replace SODIMA by YOPLAIT SA. 3, rue de l’Anthémis, 60200 COMPIEGNE (France).

On the other hand, the footnotes such as “manufactured under license of SODIMA France” or the like will not need to be altered as they may apply to SODIMA International.

YOPLAIT SA, on the other hand, made a contribution in kind to the benefit of a new company within the SODIAAL group, CANDIA SA, for the milk activity and CANDIA Trademarks, so as to achieve the split of the two business (Fresh Dairy Products/Milk) activities.

SODIMA International remains in charge of the YOPLAIT international development and shall go on supplying, through its assistance teams, all the services to its licensees as before, so that the operation shall not alter our relationship in any way as far as YOPLAIT business is concerned.

For order’s sake, it is advisable to note here that, for the construing of the YOPLAIT Franchise Agreement, any reference to SODIMA Union as the owner of the Trademarks or supplier of research services, shall in the future be designated as YOPLAIT SA, the other provisions of the agreement being unaltered.

Therefore, we are sending you this letter in duplicate, thanking you to send us back the attached copy, duly signed and with company seal affixed, as an addendum to our agreement.

We remain at your disposal for any further information you might wish to have.

Very truly yours.

The President of the Directorate
/s/ Gary M. Rodkin
11/19/94	/s/ Nicolas Le Chatelier
Nicolas LE CHATELIER

[GENERAL MILLS, INC. LETTERHEAD]

May 1, 2002

Mr. Didier Lefèvre

Sodiaal International S.A.

Paris Nord II

22, avenue des Nations

B.P. n°50394 – Villepinte

95943 Roissy CDG Cedex

France

RE:	[***] Royalty Payments from Yoplait™ USA

Dear Didier:

The purpose of this letter is to confirm our previous discussions around [***] royalty payments from Yoplait™ USA to Sodima International S.A. and, in particular, the royalty reductions applicable to such product. To summarize our previous discussions, I believe we have agreed as follows:

1)	General Mills will continue to receive a [***] royalty reduction on its sales of [***] until [***].

2)	As of [***] the royalty reduction on sales of [***] by General Mills will decrease to [***] which reduction shall continue until [***].

3)	As of [***] General Mills shall be entitled to no further royalty reductions on its sales of [***].

In addition to our previous discussions around [***], I believe we should also use this opportunity to clarify the royalty situation around the [***] and [***] products presently sold by General Mills. In particular, we propose the following arrangements with respect to such products.

[***] Product

Since this product is part of the [***] line, and may contain patentable technology around the [***] of the product which is not included in the traditional [***] product:

1)	General Mills will continue to receive a [***] royalty reduction on its sales of the [***] product until [***].

2)	As of [***] the royalty reduction on sales of the [***] product by General Mills will decrease to [***] which reduction shall then continue until [***].

3)	Upon [***], General Mills shall be entitled to no further royalty reductions on its sales of the [***] product.

[***]

Since this product is sold under a different trademark than [***], but does not contain patentable technology over and above that already present in the traditional [***] product:

1)	General Mills will continue to receive a [***] royalty reduction on its sales of [***] until [***].

2)	Upon reaching the date obtained from point (1), above, the royalty reduction on sales of [***] by General Mills will decrease to [***] which reduction shall continue until [***].

3)	As of [***] General Mills shall be entitled to no further royalty reductions on its sales of [***].

If you agree with the summary of our discussions with respect to [***] set forth above, and, further, agree to our proposals with respect to [***] and the [***] product, please sign and date both copies of this letter in the spaces provided below and return one copy to the attention to Douglas J. Taylor at the address set forth above, for our records.

Very truly yours,

/s/ Robert F. Waldron
Robert Waldron

SODIMA INTERNATIONAL S.A.

/s/ Didier Lefèvre
Didier Lefèvre

Date: 5/2/02